EXHIBIT 5

                              STOEL RIVES LLP
                           600 University Street
                                 Suite 3600
                       Seattle, Washington 98101-3197


                             December 23, 1996




Board of Directors
Microvision, Inc.
2203 Airport Way South, Suite 100
Seattle, WA 98134


Gentlemen:

     We have acted as counsel for Microvision, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 covering an aggregate of 2,113,937 shares of Common Stock, no par value, of the Company (the "Shares") issuable thereby upon the exercise of options granted pursuant to the Company's 1996 Stock Option Plan, as amended, 1994 Combined Incentive and Nonqualified Stock Option Plan, and 1993 Stock Option Plan, and issued or issuable pursuant to the Company's 1996 Independent Director Stock Plan, as amended (collectively, the "Plans"). We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records, and other instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Washington and that the Shares are duly authorized and, when issued and sold in accordance with the terms of the plans, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   STOEL RIVES LLP